UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 20, 2016

Consolidated Edison, Inc.

(Exact name of registrant as specified in its charter)

New York	1-14514	13-3965100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Irving Place, New York, New York	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(212) 460-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 1.01 Entry into a Material Definitive Agreement

On April 20, 2016, a Consolidated Edison, Inc. (“Con Edison”) subsidiary entered into a contribution agreement pursuant to which it agreed to purchase, for $975 million (subject to closing adjustments), a 50 percent equity interest in a new entity, Stagecoach Gas Services LLC, to which a Crestwood Equity Partners LP subsidiary agreed to contribute 100 percent of the equity interests in certain gas pipeline and storage companies.

The contribution agreement includes certain customary representations, warranties, covenants and indemnification provisions. The transaction is subject to customary closing conditions, including, among other things, expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and, as to a portion of the transaction, the approval of the New York State Public Service Commission. Con Edison has guaranteed certain obligations of its subsidiary under the contribution agreement and Barclays Bank PLC has provided committed financing for the transaction. The initial closing contemplated under the contribution agreement, at which the transaction is to be substantially completed, is expected to occur in the second quarter of 2016. Either party may terminate the contribution agreement under certain circumstances, including, subject to certain conditions and possible extension, if the initial closing does not occur on or before July 19, 2016.

The foregoing description of the contribution agreement does not purport to be complete and is qualified in its entirety by reference to the agreement which is filed as Exhibit 10 to this report.

ITEM 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10	Contribution Agreement, dated as of April 20, 2016, by and between Crestwood Pipeline and Storage Northeast LLC and Con Edison Gas Pipeline and Storage Northeast, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED EDISON, INC.

By	/s/ Robert Muccilo
Robert Muccilo
Vice President and Controller

Date: April 25, 2016

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